EXHIBIT 5.1

To: Credit Suisse Group AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
May 22, 2017 | GEF | LEB 326985|7816843_10

Registration Statement on Form S-8

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse Group AG (the Company) in connection with the registration statement on Form S-8, being filed with the United States Securities and Exchange Commission (SEC) on or about May 10, 2017 (the Registration Statement), and relating to the registration, subject to the capital increase being effected, (i) of a maximum of 5,019,402 newly issued registered shares of CHF 0.04 nominal value each of the Company (the Shares), issued in connection with an offering (the Offering) of up to 404,526,794 Shares (the Offered Shares), in which the existing shareholders will receive rights (Bezugsrechte, the Rights) to subscribe for the Offered Shares on a pro rata basis, subject to certain limitations based on applicable securities laws, and (ii) of up to 27,606,709 Rights. As such counsel, we have been requested to give our opinion as to certain legal matters relating to the filing of the Registration Statement.

I. Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including, in the case of the Registration Statement, any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents. We express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

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For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)	an electronic copy dated May 22, 2017 of the articles of incorporation of the Company in their version of May 22, 2017, certified by the Commercial Register of the Canton of Zurich to be up-to-date as of May 22, 2017 (the Articles);
(ii)	electronic copies of the resolutions of the extraordinary general meeting of shareholders of the Company in the form of public deeds dated May 18, 2017, inter alia, authorizing the ordinary capital increase with respect to the issuance of the Offered Shares (the EGM Resolutions);
(iii)	an electronic copy of the resolutions of the board of directors of the Company dated April 25, 2017, inter alia, authorizing the Offering (the Board Offering Resolutions);
(iv)	an electronic copy of the resolutions of the board of directors of the Company dated April 25, 2017, authorizing the preparation and filing with the SEC of the Registration Statement (the Board Filing Resolution and, together with the Board Offering Resolutions, the Board Resolutions);
(v)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Zurich dated May 22, 2017 relating to the Company (the Excerpt);
(vi)	An electronic copy of the Organizational Guidelines and Regulations of the Company and Credit Suisse AG in their version of February 9, 2017 (the Organizational Regulations);
(vii)	an electronic copy of the approval of the Financial Market Supervisory Authority FINMA (FINMA) dated May 3 2017 confirming that it has no objection to execute the Offering (the No Objection Letter); and
(viii)	an electronic copy of the Registration Statement.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

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II. Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;
(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;
(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;
(d)	to the extent relevant for purposes of this opinion and without prejudice to the opinion set forth in Section III.2., the filing of the Registration Statement is in compliance with all matters of legality under any law other than the laws of Switzerland and will not be illegal by virtue of the laws of such jurisdiction;
(e)	all authorizations, consents, approvals, licenses, exemptions and other requirements, other than those required under mandatory Swiss law applicable to the Company or the Articles, for the legality, validity and enforceability of the Offering and the filing of the Registration Statement have been duly obtained prior to the Offering and the filing of the Registration Statement are and will remain in full force and effect, and any related conditions to which the authorizations, consents, approvals, licenses, exemptions and other requirements are subject have been satisfied;
(f)	the Excerpt is correct, complete and up-to-date, and the Articles, and Organizational Regulations are in full force and effect and have not been amended;
(g)	the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, and (iii) are in full force and effect; and
(h)	the board of directors of the Company will duly resolve in a meeting duly convened on the ascertainments regarding the ordinary capital increase (Feststellungsbeschluss) and the required filings will be made with, and the ordinary capital increase be registered with, the Commercial Register of the Canton of Zurich.

III. Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

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1.	The Company is a corporation duly incorporated and validly existing under the laws of Switzerland.
2.	The filing of the Registration Statement and the registration of the Shares and the Rights thereunder with the SEC has been duly authorized by the Company and does not violate any provision of the Articles or any mandatory provisions of the laws of Switzerland applicable to the Company.
3.	When issued and paid for pursuant to the Offering, the Articles and Swiss corporate law, the Shares will be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of them being such holders).
4.	When issued and delivered pursuant to the Offering, the Articles and Swiss corporate law, the Rights will be validly issued and enforceable against the Company.

IV. Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.
(b)	We express no opinion as to any commercial, accounting, calculating, tax, auditing or other non-legal matter.
(c)	Any Shares issued will not be fully fungible and will not rank pari passu with the existing and outstanding Shares until such Shares have been duly entered into the Main Register (Hauptregister) maintained by the SIX SIS AG and all other steps have been taken in order for such Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.
(d)	The exercise of voting rights with respect to the Shares and any rights related to such voting rights will only be possible after the relevant shareholder has been registered in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations set forth in, the Articles.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

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We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as special Swiss counsel to Credit Suisse Group AG, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,
/s/ Frank Gerhard
Homburger AG